EXHIBIT 99.2

[SEA CONTAINERS LTD. NEWS RELEASE]

Questions and Answers relating to Sea Containers Ltd’s announcement on October 16 relating to its filing for Chapter 11 Protection

1.               What is Chapter 11?

The phrase refers to Chapter 11 of Title 11 of the U.S. Bankruptcy Code that allows a company to seek the protection of the courts in order to continue normal day-to-day operations, while it addresses its financial challenges and develops a plan to reorganize.

2.               What is the rationale behind Chapter 11?

It is thought that the value of a typical business as a going concern is far higher than the value of the sum of its parts if the assets of the business were to be sold off individually, especially in a ‘distress’ situation.

By seeking to reorganize under Chapter 11, the engine of the business is maintained rather than being dismantled, and the company can continue its day to day operations as normal during the reorganization process.  A company filing for Chapter 11 protection is required to submit a plan to demonstrate that the creditors of the business will end up with more value than they would in liquidation, which is known as Chapter 7.

3.               What does Chapter 11 mean in practice for Sea Containers Ltd ( “Sea Containers” and/or “Company”) and the two subsidiaries which are also filing (together with Sea Containers Services Limited and Sea Containers Caribbean Inc, the “Filing Companies”)?

It gives the Filing Companies that seek protection a breathing spell free from hostile litigation and collection tactics by creditors seeking to recover debts, arising prior to the Chapter 11 filing, owed to them.  Otherwise it is ‘business as usual’ as our operations will continue to function as before and there will be very little change in the way that the Filing Companies carry on their day-to-day business.

4.               Why did the Companies file for protection?

The filings are primarily intended to prevent any individual creditor from taking any action on its own which would be against the interests of Sea Containers and the other Filing Companies and their other creditors.  Because we have not paid the $115 million principal amount of the 10 ¾ % senior notes due on October 15, 2006, the Company is in payment default and therefore exposed.  Chapter 11 protection is therefore a preventative measure.  The directors of Sea Containers (together with the Boards of the other Filing Companies) decided that a court-supervised reorganization will better enable the Filing Companies to restructure their debt, working co-operatively with creditors to place the Filing Companies on a sound and sustainable footing.

5.               Why did you not make the payment?

We have made it consistently clear that we would only be making the payment on October 15 if the Company considered it would also be able to repay public notes which mature in 2008, 2009 and 2012, in addition to all unsecured creditors and retain sufficient working capital. We have to treat all unsecured creditors on an equal footing. As we approached that date, it was apparent that we are not able to meet those obligations without a financial restructuring of our debt and it was not possible to achieve that by the deadline of October 15.

6.               Why did Sea Containers Ltd and two subsidiaries file for protection, but not the other subsidiary companies?

Sea Containers has quite a complex corporate structure with a large number of subsidiaries, and it was considered unnecessary and potentially costly for all subsidiaries to file.

7.               Who made the decision to seek Chapter 11 protection and when?

The board of directors of each of the Filing Companies made the decision after receiving advice from their respective officers and advisors that it would be the best way forward for the  Filing Companies most effectively to complete the debt rescheduling that is needed to preserve value for stakeholders. The final approval for filing was taken by board action on October 14.

8.               Which companies within the Sea Containers group of companies are affected?

Sea Containers Ltd, Sea Containers Services Ltd and Sea Containers Caribbean Inc.

9.               Which companies have not filed?

Only the 3 Filing Companies have filed.  This means that GNER and others are NOT subject to Chapter 11 proceedings and/or any other insolvency process.  The GE SeaCo container leasing joint venture is completely separate and unaffected.

10.        What is the process? Is protection automatically provided?

The ultimate goal of Chapter 11 is to confirm a plan of reorganization through which the debts and financial obligations are restructured.  To this end, a company generally prepares and files a proposed plan of reorganization which sets forth in detail the treatment of creditors and other stakeholders and describes how the reorganized enterprise will be funded.  This may include sale of assets, cash flow from future operations and/or restructuring around a core of operations.  If the plan meets the necessary statutory standards and receives the requisite approval from the creditors and other stakeholders, the bankruptcy court will confirm the plan of reorganization.

The U.S. Bankruptcy Code provides that when a debtor files a petition for Chapter 11 protection an “automatic stay” is immediately and automatically in effect which prevents creditors from taking action to collect on a pre-filing debt.

11.        What if the plan is not approved or the parties in interest do not approve it?

The Company believes that it will be able to implement and confirm a plan of reorganization in these Chapter 11 cases.  However in the unlikely event that no plan of reorganization can be confirmed, the assets of the Filing Companies may be liquidated through a plan of liquidation confirmed in the Chapter 11 cases or through an alternative liquidation proceeding, which may include converting the Chapter 11 cases to cases under Chapter 7 of the U.S. Bankruptcy Code and/or through foreign insolvency proceedings.

12.        How will Sea Containers subsidiaries be affected by the Chapter 11 filing?
As they are not subject to the reorganization proceedings, we do not expect the filing to have any significant impact on the day to day operations.

13.        Does Chapter 11 mean you are going out of business?

Definitely not! This is not at all similar to going into liquidation or going into administration. Chapter 11 is a U.S. process which gives a company the breathing space it needs to re-schedule its debts in a way that reflects its financial position and the changing nature of its business.

14.        How similar is it to going into U.K. Administration?

A UK administrator would take responsibility for managing and/or directing the management of the company. Typically (though not always), Administrators will seek to sell all or part of the company’s business and/or assets.  The Chapter 11 process allows the directors and management to remain in charge and provides the protection of the courts to allow time to achieve a restructuring.

15.        Has the Company run out of cash?

Sea Containers total cash on October 14, 2006, was $126 million of which approximately $59 million was either restricted as security for obligations to third parties or held in subsidiaries and could not be remitted back to the Company for various legal, regulatory or bank covenant reasons.

The remaining free cash of $67 million compares to $80 million as at July 31, 2006.  The main movements on free cash are the receipt of $40m from container refinancing and sale of containers (see below), the repayment of secured debt $9m, a net $23m outflow for operating performance and $16m restructuring costs. The free cash balance on Sea Containers Ltd at 14 October 2006 was $49m, with the remaining $18m held in subsidiaries available for group purposes.

16.        How can a U.S. court protect a Bermuda incorporated company?

Sea Containers Ltd. is a Bermudan company with headquarters of many non-Bermudan subsidiary companies in London and other countries.  Sea Containers Ltd has assets in the United States principally consisting of, among other things, its ownership of Sea Containers America and its other U.S. wholly-owned subsidiaries.  Sea Containers Services Ltd. also has assets in the United States and is an affiliate of Sea Containers Ltd.  Sea Containers Caribbean Inc. is a U.S. company.  As such, each of the Filing Entities is eligible to file for Chapter 11.

17.        Will the shares and the public notes still be traded?

The shares and public notes of Sea Containers Ltd. were suspended from trading on the NYSE on October 3.

18.        What benefits do you expect to come from a restructuring?

Although it is still too early to predict the impact a restructuring will have, we are optimistic that we can achieve an outcome which is in the best interests of stakeholders and will leave Sea Containers to emerge stronger and better able to meet its commitments going forward.  This will enable us to develop the two main elements of our business, containers and the GNER franchise, to create a sustainable business for the future.

19.        How long will Sea Containers be in Chapter 11?

It is currently too early to say.  The Company intends to continue discussions with its principal creditor constituencies to propose a plan of reorganization in these Chapter 11 cases.  We are hopeful, having completed much of the preparatory work, that a plan can be confirmed expediently.

20.        What is ‘Debtor-in-Possession’?

When a company files for Chapter 11 relief, the company continues to operate its business affairs and maintain control of its property as a debtor in possession (DIP).  As the DIP, a company is authorised to operate its business in the ordinary course without court approval, but subject to certain monthly reporting obligations imposed by the Bankruptcy Code.  The company, as a DIP, effectively acts in the interests of creditors and other stakeholders as well as shareholders.  A company as a DIP principally performs three main functions (with assistance of professional advisors): maintains and controls its assets and business operations, exercises special rights and powers created by operation of U.S. Bankruptcy law (including the ability to assume or reject, or assume and assign, certain types of contracts and leases) and proposes a plan of reorganization for its business.

21.        What does Chapter 11 mean for the employees? How many are affected and will there be further redundancies?

The total number employed by the three companies in Chapter 11 is under 100 and all employees will continue to be paid and generally receive benefits just as they would normally expect.  However, on September 30, 2006 the Sea Containers 1983 Pension Scheme was closed to future accrual with the agreement of the trustees.

Seeking the protection of the courts does not imply any further reductions in the headcount as a direct result of the filing.  As Sea Containers continues to simplify its structure, the streamlining of staff is likely to continue.

22.        What impact does it have on the U.K. pension funds?

The filing does not affect the U.K. pensions schemes directly, but Sea Containers has sought to ensure that the restructuring takes account of the pension liabilities. There are deficits relating to the Sea Containers 1983 and 1990 Pension Schemes in the U.K. and the directors of Sea Containers Services Ltd. are in discussions with those schemes trustees and with the UK Pension Regulator.

23.        What does Chapter 11 mean for suppliers to the companies concerned?

Sea Containers expects that the Filing Companies will continue to meet supplier obligations incurred during the Chapter 11 process.  Where possible and appropriate, the Filing Companies have tried to pay suppliers for goods and services supplied prior to filing.

24.        Where should any creditor direct a claim against the company?

The Filing Companies have requested that the court appoint BMC Group as the official Claims and Noticing Agent for Sea Containers.  The Filing Companies expect that their request will be granted and in anticipation of such appointment, BMC Group has established a website where information regarding the Chapter 11 proceeding and all documents and claims filed in the case may be viewed, printed or downloaded at no cost.  Persons interested in obtaining such information may do so by going to www.bmcgroup.com/scl.

ENDS

For further information:

Lisa Barnard

Director of Communications, Sea Containers group of companies

Tel: +44 207 805 5550

Email: lisa.barnard@seacontainers.com

Investor Relations enquiries:

William W. Galvin III, The Galvin Partnership

Tel: +1 (203) 618 9800

Email: wwg@galvinpartners.com